Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-262937

Issuer Free Writing Prospectus, dated March 3, 2022

American Medical Systems Europe B.V.

€3,000,000,000

Senior Notes Offering

Terms and Conditions – 3-Year Fixed Rate Notes

Issuer	American Medical Systems Europe B.V.
Guarantor	Boston Scientific Corporation
Note Type	Senior Notes
Form of Offering	SEC Registered
Ratings[1]	Baa1/BBB/BBB (Stable/Positive/Positive)
Principal Amount	€1,000,000,000
Trade Date	March 3, 2022
Settlement Date (T+3*)	March 8, 2022
Maturity Date	March 8, 2025
Coupon	0.750% per annum
Yield to Maturity	0.756% per annum
Price to Public	99.982%
Reference to Mid-Swaps Rate	0.206%
Spread to Mid-Swaps Rate	Plus 55 basis points
Benchmark Bund	DBR 0.500% due February 15, 2025
Spread to Benchmark Bund	Plus 128.9 basis points
Benchmark Bund Yield/Price	-0.533% / €103.075

* It is expected that delivery of the notes will be made to purchasers on or about March 8, 2022, which is the third business day following the date of pricing of the notes (such settlement cycle referred to as T+3), through Clearstream Banking S.A. and Euroclear Bank SA/NV. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should consult their own advisors in this regard.

Interest Payment Dates	Annually on March 8, beginning March 8, 2023
Par Call Date	On or after February 8, 2025 (the date that is one month prior to the maturity date)
Make-whole Call	Plus 20 basis points
Stabilization	Stabilization/FCA
Day Count Basis	ACTUAL/ACTUAL (ICMA)
Minimum Denominations	€100,000 and integral multiples of €1,000 in excess thereof
Common Code / ISIN	Common Code: 245476647 ISIN: XS2454766473
Clearing and Settlement	Clearstream Banking S.A. / Euroclear Bank SA/NV
Form of Notes**	Global Registered Form (NSS)
Trustee	U.S. Bank Trust Company, National Association
Registrar and Paying Agent	Elavon Financial Services DAC
Expected Listing	Application will be made to list the notes on the Official List of the Irish Stock Exchange plc for trading as Euronext Dublin and to admit the notes to trading on the Global Exchange Market thereof
Joint Bookrunners

Barclays Bank PLC

BofA Securities Europe SA

Citigroup Global Markets Europe AG

Société Générale

Wells Fargo Securities Europe S.A.

Scotiabank (Ireland) Designated Activity Company

DNB Markets, a division of DNB Bank ASA

RBC Europe Limited

TD Global Finance unlimited company

BNP Paribas

Goldman Sachs & Co. LLC

MUFG Securities (Europe) N.V.

U.S. Bancorp Investments, Inc.

Co-Managers	Deutsche Bank Aktiengesellschaft Standard Chartered Intesa Sanpaolo S.p.A. Allied Irish Banks

Terms and Conditions – 6-Year Fixed Rate Notes

Issuer	American Medical Systems Europe B.V.
Guarantor	Boston Scientific Corporation
Note Type	Senior Notes
Form of Offering	SEC Registered
Ratings[1]	Baa1/BBB/BBB (Stable/Positive/Positive)
Principal Amount	€750,000,000
Trade Date	March 3, 2022
Settlement Date (T+3*)	March 8, 2022
Maturity Date	March 8, 2028
Coupon	1.375% per annum
Yield to Maturity	1.410% per annum
Price to Public	99.800%
Reference to Mid-Swaps Rate	0.480%
Spread to Mid-Swaps Rate	Plus 93 basis points
Benchmark Bund	DBR 0.500% due February 15, 2028
Spread to Benchmark Bund	Plus 165.6 basis points
Benchmark Bund Yield/Price	-0.246% / €104.475
Interest Payment Dates	Annually on March 8, beginning March 8, 2023
Par Call Date	On or after February 8, 2028 (the date that is one month prior to the maturity date)
Make-whole Call	Plus 25 basis points
Stabilization	Stabilization/FCA
Day Count Basis	ACTUAL/ACTUAL (ICMA)
Minimum Denominations	€100,000 and integral multiples of €1,000 in excess thereof

* It is expected that delivery of the notes will be made to purchasers on or about March 8, 2022, which is the third business day following the date of pricing of the notes (such settlement cycle referred to as T+3), through Clearstream Banking S.A. and Euroclear Bank SA/NV. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should consult their own advisors in this regard.

Common Code / ISIN	Common Code: 245243391 ISIN: XS2452433910
Clearing and Settlement	Clearstream Banking S.A. / Euroclear Bank SA/NV
Form of Notes**	Global Registered Form (NSS)
Trustee	U.S. Bank Trust Company, National Association
Registrar and Paying Agent	Elavon Financial Services DAC
Expected Listing	Application will be made to list the notes on the Official List of the Irish Stock Exchange plc for trading as Euronext Dublin and to admit the notes to trading on the Global Exchange Market thereof
Joint Bookrunners

Barclays Bank PLC

BofA Securities Europe SA

Citigroup Global Markets Europe AG

Société Générale

Wells Fargo Securities Europe S.A.

Scotiabank (Ireland) Designated Activity Company

DNB Markets, a division of DNB Bank ASA

RBC Europe Limited

TD Global Finance unlimited company

BNP Paribas

Goldman Sachs & Co. LLC

MUFG Securities (Europe) N.V.

U.S. Bancorp Investments, Inc.

Co-Managers	Deutsche Bank Aktiengesellschaft Standard Chartered Intesa Sanpaolo S.p.A. Allied Irish Banks

Terms and Conditions – 9-Year Fixed Rate Notes

Issuer	American Medical Systems Europe B.V.
Guarantor	Boston Scientific Corporation
Note Type	Senior Notes
Form of Offering	SEC Registered
Ratings[1]	Baa1/BBB/BBB (Stable/Positive/Positive)
Principal Amount	€750,000,000
Trade Date	March 3, 2022

Settlement Date (T+3*)	March 8, 2022
Maturity Date	March 8, 2031
Coupon	1.625% per annum
Yield to Maturity	1.709% per annum
Price to Public	99.305%
Reference to Mid-Swaps Rate	0.659%
Spread to Mid-Swaps Rate	Plus 105 basis points
Benchmark Bund	DBR 0.000% due February 15, 2031
Spread to Benchmark Bund	Plus 178.0 basis points
Benchmark Bund Yield/Price	-0.071% / €100.640
Interest Payment Dates	Annually on March 8, beginning March 8, 2023
Par Call Date	On or after December 8, 2030 (the date that is three months prior to the maturity date)
Make-whole Call	Plus 30 basis points
Stabilization	Stabilization/FCA
Day Count Basis	ACTUAL/ACTUAL (ICMA)
Minimum Denominations	€100,000 and integral multiples of €1,000 in excess thereof
Common Code / ISIN	Common Code: 245243464 ISIN: XS2452434645
Clearing and Settlement	Clearstream Banking S.A. / Euroclear Bank SA/NV
Form of Notes**	Global Registered Form (NSS)
Trustee	U.S. Bank Trust Company, National Association
Registrar and Paying Agent	Elavon Financial Services DAC

* It is expected that delivery of the notes will be made to purchasers on or about March 8, 2022, which is the third business day following the date of pricing of the notes (such settlement cycle referred to as T+3), through Clearstream Banking S.A. and Euroclear Bank SA/NV. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should consult their own advisors in this regard.

** The notes are being issued under the New Safekeeping Structure (the “NSS”) and are intended to be held in a manner that would allow eligibility as collateral for Eurosystem intraday credit and monetary policy operations.

Expected Listing	Application will be made to list the notes on the Official List of the Irish Stock Exchange plc for trading as Euronext Dublin and to admit the notes to trading on the Global Exchange Market thereof
Joint Bookrunners

Barclays Bank PLC

BofA Securities Europe SA

Citigroup Global Markets Europe AG

Société Générale

Wells Fargo Securities Europe S.A.

Scotiabank (Ireland) Designated Activity Company

DNB Markets, a division of DNB Bank ASA

RBC Europe Limited

TD Global Finance unlimited company

BNP Paribas

Goldman Sachs & Co. LLC

MUFG Securities (Europe) N.V.

U.S. Bancorp Investments, Inc.

Co-Managers	Deutsche Bank Aktiengesellschaft Standard Chartered Intesa Sanpaolo S.p.A. Allied Irish Banks

Terms and Conditions – 12-Year Fixed Rate Notes

Issuer	American Medical Systems Europe B.V.
Guarantor	Boston Scientific Corporation
Note Type	Senior Notes
Form of Offering	SEC Registered
Ratings[1]	Baa1/BBB/BBB (Stable/Positive/Positive)
Principal Amount	€500,000,000
Trade Date	March 3, 2022
Settlement Date (T+3*)	March 8, 2022

* It is expected that delivery of the notes will be made to purchasers on or about March 8, 2022, which is the third business day following the date of pricing of the notes (such settlement cycle referred to as T+3), through Clearstream Banking S.A. and Euroclear Bank SA/NV. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should consult their own advisors in this regard.

** The notes are being issued under the New Safekeeping Structure (the “NSS”) and are intended to be held in a manner that would allow eligibility as collateral for Eurosystem intraday credit and monetary policy operations.

Maturity Date	March 8, 2034
Coupon	1.875% per annum
Yield to Maturity	1.993% per annum
Price to Public	98.752%
Reference to Mid-Swaps Rate	0.793%
Spread to Mid-Swaps Rate	Plus 120 basis points
Benchmark Bund	DBR 0.000% due August 15, 2031
Spread to Benchmark Bund	Plus 202.3 basis points
Benchmark Bund Yield/Price	-0.030% / €100.285
Interest Payment Dates	Annually on March 8, beginning March 8, 2023
Par Call Date	On or after December 8, 2033 (the date that is three months prior to the maturity date)
Make-whole Call	Plus 30 basis points
Stabilization	Stabilization/FCA
Day Count Basis	ACTUAL/ACTUAL (ICMA)
Minimum Denominations	€100,000 and integral multiples of €1,000 in excess thereof
Common Code / ISIN	Common Code: 245243529 ISIN: XS2452435295
Clearing and Settlement	Clearstream Banking S.A. / Euroclear Bank SA/NV
Form of Notes**	Global Registered Form (NSS)
Trustee	U.S. Bank Trust Company, National Association
Registrar and Paying Agent	Elavon Financial Services DAC
Expected Listing	Application will be made to list the notes on the Official List of the Irish Stock Exchange plc for trading as Euronext Dublin and to admit the notes to trading on the Global Exchange Market thereof

Joint Bookrunners

Barclays Bank PLC

BofA Securities Europe SA

Citigroup Global Markets Europe AG

Société Générale

Wells Fargo Securities Europe S.A.

Scotiabank (Ireland) Designated Activity Company

DNB Markets, a division of DNB Bank ASA

RBC Europe Limited

TD Global Finance unlimited company

BNP Paribas

Goldman Sachs & Co. LLC

MUFG Securities (Europe) N.V.

U.S. Bancorp Investments, Inc.

Co-Managers	Deutsche Bank Aktiengesellschaft Standard Chartered Intesa Sanpaolo S.p.A. Allied Irish Banks

Note:

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

MiFID II and UK MiFIR professional clients and ECPs only/No PRIIPs KID: Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the European Economic Area or the United Kingdom.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling Barclays Bank PLC toll-free at (888) 603-5847, BofA Securities Europe SA toll-free at (800) 294-1322 or Citigroup Global Markets Europe AG toll-free at (800) 831-9146.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.